Investor Relations Contact: Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Reports Third Quarter 2016 Financial Results

▪	Third quarter 2016 net income of $12.4 million, or $.34 per diluted share

▪	Return on average assets of 1.39%

▪	Positive trend in loan interest income continues

▪	Net interest margin excluding accretion expands to 3.57%

ATLANTA, GA, October 27, 2016 - State Bank Financial Corporation (NASDAQ: STBZ) today announced unaudited financial results for the quarter ended September 30, 2016. Net income for the third quarter of 2016 was $12.4 million, compared to $14.0 million in the second quarter of 2016 and $9.1 million in the third quarter of 2015. Fully diluted earnings per share were $.34 in the third quarter of 2016 compared to $.38 in the second quarter of 2016 and $.25 in the third quarter of 2015. Interest income on loans improved to $26.6 million in the third quarter, a $1.2 million increase from the second quarter of 2016 and a $2.4 million increase from the third quarter of 2015. The increase in interest income on loans as well as lower noninterest expense helped offset a decline in accretion income in the third quarter of 2016.

Joe Evans, Chairman and CEO of State Bank Financial, commented, “This was another solid quarter. I am very pleased with the way we continue to balance the delivery of current operating results with the build-out of markets and lines of business for the future.”

Operating Highlights

Net interest income of $38.1 million in the third quarter of 2016 decreased from $41.7 million in the second quarter of 2016 but increased from $37.4 million in the third quarter of 2015. Accretion income on loans was $9.3 million in the third quarter of 2016, down from $14.0 million in the second quarter of 2016 and $11.2 million in the third quarter of 2015. Accretion income in the second quarter of 2016 was positively impacted by a $4.1 million gain from one loan pool closing. There were no loan pool closings during the third quarters of 2016 or 2015. As of September 30, 2016, approximately $72 million of accretable discount remains to be recognized as loan accretion income.

Noninterest income was $9.8 million in the third quarter of 2016, compared to $10.2 million in the second quarter of 2016 and $8.9 million in the third quarter of 2015. Excluding gain on sale of securities, noninterest income declined $103 thousand, or 1.0%, from the previous quarter and increased $854 thousand, or 9.6%, from the third quarter of 2015. In the third quarter of 2016, income from mortgage banking and SBA lending totaled $3.2 million and $1.6 million, respectively. Payroll fee income of $1.1 million increased versus the prior quarter and prior year periods.

Total noninterest expense for the third quarter of 2016 was $28.5 million, a $2.2 million decrease from the second quarter of 2016, and a $3.9 million decrease from the third quarter of 2015. The decline was due primarily to lower salary and employee benefit costs, which were down $863 thousand from the previous quarter. Merger-related expenses totaled $135 thousand in the third quarter of 2016 compared to $319 thousand in the second quarter of 2016.

Financial Condition

Total assets at September 30, 2016 were $3.62 billion, up from $3.59 billion at June 30, 2016. Total loans were $2.3 billion at September 30, 2016, up $1.3 million from the second quarter of 2016. Period-end organic and purchased non-credit impaired loans increased to $2.2 billion at September 30, 2016, a net increase of $8.9 million from the second quarter of 2016. Purchased credit impaired loans decreased to $126.8 million at the end of the third quarter of 2016, a $7.7 million linked-quarter decline.

Tom Wiley, Vice Chairman and President, commented, “We originated over $390 million in new loans in the third quarter, but this was offset by a record level of paydowns as a number of our real estate clients profitably cashed out on their projects. Our loan pipeline remains strong as does our expectation for continued strong longer-term growth without compromising our high credit standards.”

The organic loan portfolio continued to perform well in the third quarter of 2016 as past due organic loans represented .09% of total organic loans. The allowance as a percent of loans declined three basis points to 1.07% at the end of the third quarter of 2016 and covers organic nonperforming assets by more than three times.

Total deposits at September 30, 2016 were $2.96 billion, up from $2.89 billion at the end of the second quarter of 2016. Period-end transaction accounts, comprised of noninterest-bearing demand deposits and interest-bearing transaction accounts, increased $76.3 million from the second quarter of 2016. Noninterest-bearing demand deposits represented 30.1% of total deposits as of September 30, 2016. Average noninterest-bearing demand deposits decreased $25.3 million from the second quarter of 2016.

Tangible book value per share was $13.99 at the end of the third quarter of 2016. State Bank Financial Corporation continues to be well capitalized, ending the quarter with a leverage ratio of 14.64% and a Tier I risk-based capital ratio of 16.68%.

Recent Events

On April 5, 2016, State Bank Financial announced the signing of a definitive agreement to acquire NBG Bancorp, Inc. and its wholly-owned subsidiary, The National Bank of Georgia, in a cash and stock transaction with a purchase price of approximately $68 million. At September 30, 2016, The National Bank of Georgia had assets of approximately $415 million, loans of approximately $356 million, deposits of approximately $323 million, a branch and mortgage office in Athens, and a branch office in Gainesville, Georgia. At a special meeting held on July 25, 2016, NBG Bancorp, Inc. received shareholder approval for the transaction. The completion of the transaction is subject to receipt of regulatory approvals and satisfaction of other customary closing conditions. On October 26, 2016, State Bank Financial and NBG Bancorp executed an amendment to the merger agreement extending the date that the merger may be terminated from December 31, 2016 to March 31, 2017.

On May 19, 2016, State Bank Financial announced the signing of a definitive agreement to acquire S Bankshares, Inc. and its wholly-owned subsidiary, S Bank, in a cash and stock transaction with a purchase price of approximately $11 million. At September 30, 2016, S Bank had assets of approximately $110 million, loans of approximately $81 million, and deposits of approximately $92 million. S Bank has banking operations in Savannah, Glennville, Reidsville, and Hinesville, Georgia. The completion of the transaction is subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of S Bankshares shareholders. On October 26, 2016, State Bank Financial and S Bankshares executed an amendment to the merger agreement extending the date that the merger may be terminated from December 31, 2016 to February 28, 2017.

As noted in the previous paragraphs, State Bank Financial requested and was granted an extension of both merger agreements into the first quarter of 2017 as we determined additional time may be required to obtain regulatory approvals and to satisfy closing conditions necessary to complete the respective mergers. No other changes to the merger agreements were made. While we anticipate receiving regulatory approvals for both transactions by the end of 2016, these extensions will provide additional time for the parties to close the mergers if such regulatory approvals are not obtained until the first quarter of 2017. However, no assurance can be given as to when or if the necessary regulatory approvals will be received.

Detailed Results

Supplemental tables displaying financial results for the third quarter of 2016, the previous four quarters and year-to-date 2016 are included with this press release.

Non-GAAP Financial Measure

This press release contains a financial measure determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For more information on this non-GAAP financial measure, please refer to 3Q16 Financial Supplement: Table 8, Reconciliation of Non-GAAP Measure.

Conference Call

Chief Executive Officer Joe Evans, President Tom Wiley, Chief Financial Officer Sheila Ray, and Chief Credit Officer David Black will discuss financial and business results for the quarter on a conference call today at 11:00 a.m. ET.

Dial in number: 1.800.406.7408

Please allow time to register your name and affiliation/company prior to the start of the call. A replay of the conference call will be available shortly after the call's completion in the Investors section on the company's website at www.statebt.com. A slide presentation for today's call is also available in the Investors section on the company's website.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.6 billion in assets as of September 30, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 25 full-service banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release and other information that we make publicly available from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “anticipate,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “project,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding future accretion income on loans, statements regarding our ability to continue to balance the delivery of operating results with the build-out of markets and lines of businesses, statements regarding the strength of our loan pipeline and our expectations for continued strong longer-term loan growth that does not compromise our high credit standards, statements regarding our proposed mergers with NBG Bancorp, Inc. and S Bankshares, Inc., including our belief that we will receive regulatory approvals for both transactions by the end of 2016, and other statements regarding our strategic initiatives. Such forward-looking statements are subject to risks, uncertainties, and other factors, including a downturn in the economy, the inability to obtain the requisite regulatory approvals for the proposed transactions with NBG Bancorp and/or S Bankshares and the requisite shareholder approval for the proposed transaction with S Bankshares and meet other closing terms and conditions for each transaction, the reaction to the transactions of each bank’s customers, employees and counterparties, or difficulties related to the transition of services, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes and excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and forward-looking statements disclosure contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any or all of which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Mergers and Where to Find It

Proposed Merger with NBG Bancorp, Inc.

In connection with the proposed merger transaction with NBG Bancorp, Inc., State Bank Financial has filed a registration statement on Form S-4 (Registration Statement No. 333-211445) that includes a proxy statement of NBG Bancorp, Inc. and a prospectus of State Bank Financial. The SEC declared the registration statement effective on June 15, 2016. A definitive proxy statement/prospectus dated June 15, 2016 was mailed on or about June 20, 2016 to the shareholders of NBG Bancorp, Inc. The registration statement and the proxy statement/prospectus filed with the SEC related to the proposed transaction contains important information about State Bank Financial, NBG Bancorp, Inc. and the proposed transaction and related matters. WE URGE SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH OR THAT MAY BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS BECAUSE THOSE DOCUMENTS CONTAIN OR WILL CONTAIN

IMPORTANT INFORMATION. Security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by State Bank Financial at its website at https://www.statebt.com (which website is not incorporated herein by reference) or by contacting Jeremy Lucas by telephone at 404.239.8626.

State Bank Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NBG Bancorp, Inc. in connection with the proposed merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger are provided in the proxy statement/prospectus described above. Additional information regarding State Bank Financial’s directors and executive officers is included in State Bank Financial’s definitive proxy statement for 2016, which was filed with the SEC on April 15, 2016. You can obtain free copies of this document from State Bank Financial using the contact information above.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Proposed Merger with S Bankshares, Inc.

In connection with the proposed merger transaction with S Bankshares, Inc., State Bank Financial has filed a registration statement on Form S-4 (Registration Statement No. 333-213807) that includes a proxy statement of S Bankshares, Inc. and a prospectus of State Bank Financial. The registration statement and the proxy statement/prospectus filed with the SEC related to the proposed transaction contains important information about State Bank Financial, S Bankshares, Inc. and the proposed transaction and related matters. WE URGE SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH OR THAT MAY BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS BECAUSE THOSE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by State Bank Financial at its website at https://www.statebt.com (which website is not incorporated herein by reference) or by contacting Jeremy Lucas by telephone at 404.239.8626.

State Bank Financial and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of S Bankshares, Inc. in connection with the proposed merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger are provided in the proxy statement/prospectus described above. Additional information regarding State Bank Financial’s directors and executive officers is included in State Bank Financial’s definitive proxy statement for 2016, which was filed with the SEC on April 15, 2016. You can obtain free copies of this document from State Bank Financial using the contact information above.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 1
Condensed Consolidated Financial Summary Results
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands, except per share amounts)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Income Statement Highlights
Interest income on loans	$26,580	$25,406	$24,342	$24,250	$24,218	$1,174	$2,362
Accretion income on loans	9,335	13,961	9,743	14,240	11,156	(4,626)	(1,821)
Interest income on invested funds	4,714	4,726	4,673	4,139	4,050	(12)	664
Total interest income	40,629	44,093	38,758	42,629	39,424	(3,464)	1,205
Interest expense	2,504	2,371	2,113	1,994	1,977	133	527
Net interest income	38,125	41,722	36,645	40,635	37,447	(3,597)	678
Provision for loan and lease losses (organic & PNCI loans)	7	1,600	1,689	1,003	608	(1,593)	(601)
Provision for loan and lease losses (purchased credit impaired loans)	81	(1,594)	(1,823)	(509)	(873)	1,675	954
Provision for loan and lease losses	88	6	(134)	494	(265)	82	353
Total noninterest income	9,769	10,230	9,391	8,136	8,894	(461)	875
Total noninterest expense	28,480	30,674	28,898	29,562	32,416	(2,194)	(3,936)
Income before income taxes	19,326	21,272	17,272	18,715	14,190	(1,946)	5,136
Income tax expense	6,885	7,287	6,434	6,594	5,071	(402)	1,814
Net income	$12,441	$13,985	$10,838	$12,121	$9,119	$(1,544)	$3,322

Common Share Data
Basic earnings per share	$.34	$.38	$.29	$.33	$.26	$(.04)	$.08
Diluted earnings per share	.34	.38	.29	.33	.25	(.04)	.09
Cash dividends declared per share	.14	.14	.14	.14	.07	—	.07
Book value per share	15.21	15.00	14.73	14.47	14.88	.21	.33
Tangible book value per share (1)	13.99	13.77	13.49	13.22	13.78	.22	.21
Market price per share (quarter end)	22.82	20.35	19.76	21.03	20.68	2.47	2.14

Common Shares Outstanding
Common stock	36,894,553	36,894,641	37,052,008	37,077,848	35,753,855	(88)	1,140,698
Weighted average shares outstanding:
Basic	35,863,183	35,822,654	36,092,269	35,208,607	34,687,354	40,529	1,175,829
Diluted	35,965,948	35,923,691	36,187,662	36,140,474	36,003,068	42,257	(37,120)

Average Balance Sheet Highlights
Loans	$2,406,629	$2,326,666	$2,250,518	$2,203,993	$2,136,746	$79,963	$269,883
Assets	3,564,470	3,524,231	3,476,646	3,455,342	3,344,023	40,239	220,447
Deposits	2,866,822	2,873,019	2,854,514	2,842,788	2,766,314	(6,197)	100,508
Equity	557,365	546,838	542,444	534,702	529,498	10,527	27,867
Tangible common equity	512,265	501,221	496,287	491,346	489,757	11,044	22,508

State Bank Financial Corporation
3Q16 Financial Supplement: Table 1 (continued)
Condensed Consolidated Financial Summary Results
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands, except per share amounts)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Key Metrics (2)
Return on average assets	1.39%	1.60%	1.25%	1.39%	1.08%	(.21)%	.31%
Return on average equity	8.88	10.29	8.04	8.99	6.83	(1.41)	2.05
Yield on earning assets	4.84	5.37	4.79	5.23	4.98	(.53)	(.14)
Cost of funds	.34	.33	.29	.28	.28	.01	.06
Rate on interest-bearing liabilities	.47	.46	.42	.39	.40	.01	.07
Net interest margin	4.54	5.08	4.53	4.99	4.73	(.54)	(.19)
Net interest margin excluding accretion income (3)	3.57	3.53	3.48	3.40	3.52	.04	.05
Leverage ratio (4)	14.64	14.56	14.59	14.48	14.93	.08	(.29)
Tier I risk-based capital ratio (4)	16.68	16.52	17.09	17.71	18.20	.16	(1.52)
Total risk-based capital ratio (4)	17.56	17.42	18.13	18.75	19.28	.14	(1.72)
Efficiency ratio (5)	59.46	59.04	62.77	60.61	69.95	.42	(10.49)
Average loans to average deposits	83.95	80.98	78.84	77.53	77.24	2.97	6.71
Noninterest-bearing deposits to total deposits	30.09	28.75	30.68	28.87	29.45	1.34	.64

(1)     Denotes a non-GAAP financial measure. See Reconciliation of Non-GAAP Measure (Table 8) for further information.
(2)     Income statement ratios and yield/rate information are annualized for the applicable period.
(3)     Excludes accretion income on loans and average purchased credit impaired loans.
(4)     Current period capital ratios are estimated as of the date of this earnings release.
(5)     Noninterest expenses divided by net interest income plus noninterest income.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 2
Condensed Consolidated Balance Sheets
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Assets
Cash and amounts due from depository institutions	$10,648	$11,964	$14,398	$12,175	$15,734	$(1,316)	$(5,086)
Interest-bearing deposits in other financial institutions	103,122	70,603	102,355	163,187	153,937	32,519	(50,815)
Cash and cash equivalents	113,770	82,567	116,753	175,362	169,671	31,203	(55,901)
Investment securities available-for-sale	822,655	824,980	849,576	887,705	831,548	(2,325)	(8,893)
Investment securities held-to-maturity	67,071	63,080	60,591	—	—	3,991	67,071
Loans	2,346,346	2,345,096	2,258,533	2,160,217	2,139,691	1,250	206,655
Allowance for loan and lease losses	(27,177)	(27,599)	(30,345)	(29,075)	(28,930)	422	1,753
Loans, net	2,319,169	2,317,497	2,228,188	2,131,142	2,110,761	1,672	208,408
Loans held-for-sale	63,852	71,302	55,219	54,933	59,563	(7,450)	4,289
Other real estate owned	10,609	11,578	11,590	10,530	11,363	(969)	(754)
Premises and equipment, net	42,009	42,153	42,802	42,980	43,982	(144)	(1,973)
Goodwill	36,357	36,357	36,357	36,357	31,049	—	5,308
Other intangibles, net	8,515	9,029	9,556	10,101	8,486	(514)	29
SBA servicing rights	3,275	3,165	2,882	2,626	2,463	110	812
Bank-owned life insurance	60,282	59,749	59,281	58,819	58,347	533	1,935
Other assets	68,820	65,046	60,176	59,512	61,440	3,774	7,380
Total assets	$3,616,384	$3,586,503	$3,532,971	$3,470,067	$3,388,673	$29,881	$227,711
Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$890,588	$829,673	$891,511	$826,216	$823,146	$60,915	$67,442
Interest-bearing deposits	2,068,704	2,055,817	2,014,087	2,035,746	1,972,042	12,887	96,662
Total deposits	2,959,292	2,885,490	2,905,598	2,861,962	2,795,188	73,802	164,104
Securities sold under agreements to repurchase	20,124	33,923	33,503	32,179	4,872	(13,799)	15,252
FHLB borrowings	20,000	62,000	—	—	—	(42,000)	20,000
Notes payable	398	398	1,808	1,812	2,761	—	(2,363)
Other liabilities	55,436	51,336	46,207	37,624	53,691	4,100	1,745
Total liabilities	3,055,250	3,033,147	2,987,116	2,933,577	2,856,512	22,103	198,738
Total shareholders’ equity	561,134	553,356	545,855	536,490	532,161	7,778	28,973
Total liabilities and shareholders’ equity	$3,616,384	$3,586,503	$3,532,971	$3,470,067	$3,388,673	$29,881	$227,711

Capital Ratios (1)
Average equity to average assets	15.64%	15.52%	15.60%	15.47%	15.83%	.12%	(.19)%
Leverage ratio	14.64	14.56	14.59	14.48	14.93	.08	(.29)
CET1 risk-based capital ratio	16.68	16.52	17.09	17.71	18.20	.16	(1.52)
Tier I risk-based capital ratio	16.68	16.52	17.09	17.71	18.20	.16	(1.52)
Total risk-based capital ratio	17.56	17.42	18.13	18.75	19.28	.14	(1.72)

(1) Current period capital ratios are estimated as of the date of this earning release.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 3
Condensed Consolidated Income Statements
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands, except per share amounts)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Net Interest Income:
Interest income on loans	$26,580	$25,406	$24,342	$24,250	$24,218	$1,174	$2,362
Accretion income on loans	9,335	13,961	9,743	14,240	11,156	(4,626)	(1,821)
Interest income on invested funds	4,714	4,726	4,673	4,139	4,050	(12)	664
Interest expense	2,504	2,371	2,113	1,994	1,977	133	527
Net interest income	38,125	41,722	36,645	40,635	37,447	(3,597)	678
Provision for loan and lease losses (organic & PNCI loans)	7	1,600	1,689	1,003	608	(1,593)	(601)
Provision for loan and lease losses (purchased credit impaired loans)	81	(1,594)	(1,823)	(509)	(873)	1,675	954
Provision for loan and lease losses	88	6	(134)	494	(265)	82	353
Net interest income after provision for loan and lease losses	38,037	41,716	36,779	40,141	37,712	(3,679)	325
Noninterest Income:
Service charges on deposits	1,383	1,352	1,386	1,495	1,491	31	(108)
Mortgage banking income	3,216	3,551	3,041	2,011	3,079	(335)	137
Payroll fee income	1,128	1,111	1,327	1,165	1,004	17	124
SBA income	1,553	1,685	1,502	1,316	1,720	(132)	(167)
ATM income	759	769	745	741	742	(10)	17
Bank-owned life insurance income	533	468	462	472	537	65	(4)
Gain on sale of investment securities	38	396	13	16	17	(358)	21
Other	1,159	898	915	920	304	261	855
Total noninterest income	9,769	10,230	9,391	8,136	8,894	(461)	875
Noninterest Expense:
Salaries and employee benefits	19,799	20,662	18,760	19,914	23,293	(863)	(3,494)
Occupancy and equipment	2,984	3,015	3,101	2,995	3,113	(31)	(129)
Data processing	2,097	2,211	2,075	2,378	2,097	(114)	—
Legal and professional fees	1,064	976	953	1,091	1,089	88	(25)
Merger-related expenses	135	319	—	—	717	(184)	(582)
Marketing	665	619	502	792	491	46	174
Federal deposit insurance premiums and other regulatory fees	441	553	562	518	621	(112)	(180)
Loan collection costs and OREO activity	(841)	(96)	485	(690)	(1,198)	(745)	357
Amortization of intangibles	513	528	545	509	436	(15)	77
Other	1,623	1,887	1,915	2,055	1,757	(264)	(134)
Total noninterest expense	28,480	30,674	28,898	29,562	32,416	(2,194)	(3,936)
Income Before Income Taxes	19,326	21,272	17,272	18,715	14,190	(1,946)	5,136
Income tax expense	6,885	7,287	6,434	6,594	5,071	(402)	1,814
Net Income	$12,441	$13,985	$10,838	$12,121	$9,119	$(1,544)	$3,322

Net income allocated to participating securities	$348	$408	$285	$349	$272	$(60)	$76
Net income allocated to common shareholders	12,093	13,577	10,553	11,772	8,847	(1,484)	3,246
Earnings Per Share
Basic	$.34	$.38	$.29	$.33	$.26	$(.04)	$.08
Diluted	.34	.38	.29	.33	.25	(.04)	.09
Weighted Average Shares Outstanding
Basic	35,863,183	35,822,654	36,092,269	35,208,607	34,687,354	40,529	1,175,829
Diluted	35,965,948	35,923,691	36,187,662	36,140,474	36,003,068	42,257	(37,120)

State Bank Financial Corporation
3Q16 Financial Supplement: Table 4
Condensed Consolidated Income Statements
Year to Date (Unaudited)
	Nine Months Ended September 30		Change
(Dollars in thousands, except per share amounts)	2016	2015

Net Interest Income:
Interest income on loans	$76,328	$68,688	$7,640
Accretion income on loans	33,039	35,590	(2,551)
Interest income on invested funds	14,113	11,684	2,429
Interest expense	6,988	5,928	1,060
Net interest income	116,492	110,034	6,458
Provision for loan and lease losses (organic & PNCI loans)	3,296	1,948	1,348
Provision for loan and lease losses (purchased credit impaired loans)	(3,336)	1,044	(4,380)
Provision for loan and lease losses	(40)	2,992	(3,032)
Net interest income after provision for loan and lease losses	116,532	107,042	9,490
Noninterest Income:
Amortization of FDIC receivable for loss share agreements	—	(16,488)	16,488
Service charges on deposits	4,121	4,481	(360)
Mortgage banking income	9,808	9,239	569
Payroll fee income	3,566	3,118	448
SBA income	4,740	4,223	517
ATM income	2,273	2,240	33
Bank-owned life insurance income	1,463	1,454	9
Gain on sale of investment securities	447	338	109
Other	2,972	3,370	(398)
Total noninterest income	29,390	11,975	17,415
Noninterest Expense:
Salaries and employee benefits	59,221	63,381	(4,160)
Occupancy and equipment	9,100	9,437	(337)
Data processing	6,383	6,812	(429)
Legal and professional fees	2,993	3,857	(864)
Merger-related expenses	454	1,730	(1,276)
Marketing	1,786	1,526	260
Federal deposit insurance premiums and other regulatory fees	1,556	1,582	(26)
Loan collection costs and OREO activity	(452)	(907)	455
Amortization of intangibles	1,586	1,295	291
Other	5,425	5,147	278
Total noninterest expense	88,052	93,860	(5,808)
Income Before Income Taxes	57,870	25,157	32,713
Income tax expense	20,606	8,855	11,751
Net Income	$37,264	$16,302	$20,962

Net income allocated to participating securities	$1,021	$452	$569
Net income allocated to common shareholders	36,243	15,850	20,393

Earnings Per Share
Basic	$1.01	$.46	$.55
Diluted	1.01	.45	.56
Weighted Average Shares Outstanding
Basic	35,940,402	34,315,916	1,624,486
Diluted	36,040,655	35,615,974	424,681

State Bank Financial Corporation
3Q16 Financial Supplement: Table 5
Condensed Consolidated Composition of Loans and Deposits at Period Ends
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Composition of Loans
Organic loans (1):
Construction, land & land development	$486,299	$470,672	$452,654	$482,087	$412,788	$15,627	$73,511
Other commercial real estate	744,270	748,949	719,340	661,062	705,616	(4,679)	38,654
Total commercial real estate	1,230,569	1,219,621	1,171,994	1,143,149	1,118,404	10,948	112,165
Residential real estate	139,926	139,832	140,493	140,613	127,823	94	12,103
Owner-occupied real estate	239,726	238,059	222,347	219,636	212,171	1,667	27,555
Commercial, financial & agricultural	306,141	290,245	233,169	181,513	165,305	15,896	140,836
Leases	74,722	82,977	93,490	71,539	54,814	(8,255)	19,908
Consumer	39,373	34,124	33,847	17,882	16,432	5,249	22,941
Total organic loans	2,030,457	2,004,858	1,895,340	1,774,332	1,694,949	25,599	335,508
Purchased non-credit impaired loans(2):
Construction, land & land development	10,035	11,427	13,959	18,598	37,326	(1,392)	(27,291)
Other commercial real estate	58,261	64,665	70,444	74,506	79,878	(6,404)	(21,617)
Total commercial real estate	68,296	76,092	84,403	93,104	117,204	(7,796)	(48,908)
Residential real estate	56,468	60,100	65,948	69,053	75,987	(3,632)	(19,519)
Owner-occupied real estate	52,016	56,414	57,519	61,313	69,619	(4,398)	(17,603)
Commercial, financial & agricultural	10,447	11,121	13,315	14,216	19,529	(674)	(9,082)
Consumer	1,826	1,978	2,213	2,624	3,080	(152)	(1,254)
Total purchased non-credit impaired loans	189,053	205,705	223,398	240,310	285,419	(16,652)	(96,366)
Purchased credit impaired loans (3):
Construction, land & land development	11,564	13,310	13,245	14,252	16,473	(1,746)	(4,909)
Other commercial real estate	38,238	39,218	40,119	40,742	42,637	(980)	(4,399)
Total commercial real estate	49,802	52,528	53,364	54,994	59,110	(2,726)	(9,308)
Residential real estate	53,953	56,887	60,579	64,011	67,218	(2,934)	(13,265)
Owner-occupied real estate	22,389	24,281	24,834	25,364	30,655	(1,892)	(8,266)
Commercial, financial & agricultural	608	722	871	1,050	2,132	(114)	(1,524)
Consumer	84	115	147	156	208	(31)	(124)
Total purchased credit impaired loans	126,836	134,533	139,795	145,575	159,323	(7,697)	(32,487)
Total loans	$2,346,346	$2,345,096	$2,258,533	$2,160,217	$2,139,691	$1,250	$206,655
Composition of Deposits
Noninterest-bearing demand deposits	$890,588	$829,673	$891,511	$826,216	$823,146	$60,915	$67,442
Interest-bearing transaction accounts	547,078	531,676	539,322	588,391	499,434	15,402	47,644
Savings and money market deposits	1,101,458	1,097,098	1,017,930	1,074,190	1,059,770	4,360	41,688
Time deposits less than $250,000	332,873	345,999	348,304	279,449	289,815	(13,126)	43,058
Time deposits $250,000 or greater	57,556	63,686	64,494	41,439	56,750	(6,130)	806
Brokered and wholesale time deposits	29,739	17,358	44,037	52,277	66,273	12,381	(36,534)
Total deposits	$2,959,292	$2,885,490	$2,905,598	$2,861,962	$2,795,188	$73,802	$164,104

(1) Loans originated by State Bank and Trust Company.
(2) Consists of loans purchased in our acquisitions of Bank of Atlanta and First Bank of Georgia.
(3) Acquired loans, which at acquisition, management determined it was probable that we would be unable to collect all contractual principal and interest payments due, including all loans acquired from the FDIC.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 6
Condensed Consolidated Asset Quality Data
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Allowance for loan and lease losses on organic loans
Beginning Balance	$22,008	$22,626	$21,224	$20,176	$19,594	$(618)	$2,414
Charge-offs	(311)	(2,307)	(240)	(110)	(63)	1,996	(248)
Recoveries	39	54	96	207	31	(15)	8
Net (charge-offs) recoveries	(272)	(2,253)	(144)	97	(32)	1,981	(240)
Provision for loan and lease losses	—	1,635	1,546	951	614	(1,635)	(614)
Ending Balance	$21,736	$22,008	$22,626	$21,224	$20,176	$(272)	$1,560

Allowance for loan and lease losses on purchased non-credit impaired loans
Beginning Balance	$158	$166	$53	$—	$—	$(8)	$158
Charge-offs	(16)	(1)	(63)	—	—	(15)	(16)
Recoveries	1	28	33	1	6	(27)	(5)
Net (charge-offs) recoveries	(15)	27	(30)	1	6	(42)	(21)
Provision for loan and lease losses	7	(35)	143	52	(6)	42	13
Ending Balance	$150	$158	$166	$53	$—	$(8)	$150

Allowance for loan and lease losses on purchased credit impaired loans
Beginning Balance	$5,433	$7,553	$7,798	$8,754	$9,975	$(2,120)	$(4,542)
Charge-offs	(223)	(606)	(1,516)	(3,467)	(3,282)	383	3,059
Recoveries	—	80	3,094	3,020	2,934	(80)	(2,934)
Net (charge-offs) recoveries	(223)	(526)	1,578	(447)	(348)	303	125
Provision for loan and lease losses	81	(1,594)	(1,823)	(509)	(873)	1,675	954
Ending Balance	$5,291	$5,433	$7,553	$7,798	$8,754	$(142)	$(3,463)

Nonperforming organic assets
Nonaccrual loans	$6,423	$6,927	$9,416	$5,096	$5,117	$(504)	$1,306
Total nonperforming organic loans	6,423	6,927	9,416	5,096	5,117	(504)	1,306
Other real estate owned	83	42	33	33	500	41	(417)
Total nonperforming organic assets	$6,506	$6,969	$9,449	$5,129	$5,617	$(463)	$889

Nonperforming purchased non-credit impaired assets
Nonaccrual loans	$1,672	$1,744	$1,705	$1,280	$1,639	$(72)	$33
Accruing TDRs	—	—	923	577	—	—	—
Total nonperforming PNCI loans	1,672	1,744	2,628	1,857	1,639	(72)	33
Other real estate owned	21	21	22	—	—	—	21
Total nonperforming PNCI assets	$1,693	$1,765	$2,650	$1,857	$1,639	$(72)	$54

Ratios for organic assets
Annualized QTD charge-offs (recoveries) on organic loans to average organic loans	.05%	.47%	.03%	(.02)%	.01%	(.42)%	.04%
Nonperforming organic loans to organic loans	.32	.35	.50	.29	.30	(.03)	.02
Nonperforming organic assets to organic loans + OREO	.32	.35	.50	.29	.33	(.03)	(.01)
Past due organic loans to organic loans	.09	.18	.47	.10	.08	(.09)	.01
Allowance for loan and lease losses on organic loans to organic loans	1.07	1.10	1.19	1.20	1.19	(.03)	(.12)

State Bank Financial Corporation
3Q16 Financial Supplement: Table 6 (continued)
Condensed Consolidated Asset Quality Data
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15

Ratios for purchased non-credit impaired loans
Annualized QTD charge-offs (recoveries) on PNCI loans to average PNCI loans	.03%	(.05)%	.05%	—%	(.01)%	.08%	.04%
Nonperforming PNCI loans to PNCI loans	.88	.85	1.18	.77	.57	.03	.31
Nonperforming PNCI assets to PNCI loans + OREO	.90	.86	1.19	.77	.57	.04	.33
Past due PNCI loans to PNCI loans	.41	.40	.30	.39	.64	.01	(.23)
Allowance for loan and lease losses on PNCI loans to PNCI loans	.08	.08	.07	.02	—	—	.08

Ratios for purchased credit impaired loans (1)
Annualized QTD charge-offs (recoveries) on PCI loans to average PCI loans	.68%	1.57%	(4.50)%	1.20%	.83%	(.89)%	(.15)%
Past due PCI loans to PCI loans	11.00	10.92	17.90	16.64	14.15	.08	(3.15)
Allowance for loan and lease losses on PCI loans to PCI loans	4.17	4.04	5.40	5.36	5.49	.13	(1.32)

(1) For each period presented, a portion of our purchased credit impaired loans were contractually past due; however, such delinquencies were included in our performance expectations in determining the fair values of purchased credit impaired loans at each acquisition and at subsequent valuation dates. All purchased credit impaired loan cash flows and the timing of such cash flows continue to be estimable and probable of collection and thus accretion income continues to be recognized on these assets. As such,we do not consider purchased credit impaired loans to be nonperforming assets.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 7
Condensed Consolidated Average Balances and Yield Analysis
Quarterly (Unaudited)
						3Q16 change vs
(Dollars in thousands)	3Q16	2Q16	1Q16	4Q15	3Q15	2Q16	3Q15
Average Balances
Interest-bearing deposits in other financial institutions	$63,315	$80,638	$126,289	$188,966	$179,526	(17,323)	(116,211)
Investment securities	881,642	905,019	892,365	850,127	837,786	(23,377)	43,856
Loans, excluding purchased credit impaired (1)	2,275,859	2,191,506	2,109,449	2,055,933	1,969,651	84,353	306,208
Purchased credit impaired loans	130,770	135,160	141,069	148,060	167,095	(4,390)	(36,325)
Total earning assets	3,351,586	3,312,323	3,269,172	3,243,086	3,154,058	39,263	197,528
Total nonearning assets	212,884	211,908	207,474	212,256	189,965	976	22,919
Total assets	3,564,470	3,524,231	3,476,646	3,455,342	3,344,023	40,239	220,447
Interest-bearing transaction accounts	515,974	531,359	538,926	559,113	486,514	(15,385)	29,460
Savings & money market deposits	1,105,635	1,052,106	1,036,498	1,066,783	1,042,941	53,529	62,694
Time deposits less than $250,000	340,275	351,883	314,950	283,276	295,304	(11,608)	44,971
Time deposits $250,000 or greater	61,172	64,869	53,786	50,784	57,511	(3,697)	3,661
Brokered and wholesale time deposits	20,723	24,471	48,039	56,298	70,004	(3,748)	(49,281)
Other borrowings	94,455	61,146	33,635	26,106	15,507	33,309	78,948
Total interest-bearing liabilities	2,138,234	2,085,834	2,025,834	2,042,360	1,967,781	52,400	170,453
Noninterest-bearing deposits	823,043	848,331	862,315	826,534	814,040	(25,288)	9,003
Other liabilities	45,828	43,228	46,053	51,746	32,704	2,600	13,124
Shareholders’ equity	557,365	546,838	542,444	534,702	529,498	10,527	27,867
Total liabilities and shareholders' equity	3,564,470	3,524,231	3,476,646	3,455,342	3,344,023	40,239	220,447

Interest Margins (2)
Interest-bearing deposits in other financial institutions	.28%	.33%	.38%	.28%	.27%	(.05)%	.01%
Investment securities, tax-equivalent basis (3)	2.11	2.07	2.05	1.87	1.86	.04	.25
Loans, excluding purchased credit impaired, tax-equivalent basis (4)	4.67	4.68	4.67	4.71	4.91	(.01)	(.24)
Purchased credit impaired loans	28.40	41.54	27.78	38.16	26.49	(13.14)	1.91
Total earning assets	4.84%	5.37%	4.79%	5.23%	4.98%	(.53)%	(.14)%
Interest-bearing transaction accounts	.12	.12	.12	.13	.13	—	(.01)
Savings & money market deposits	.54	.53	.50	.48	.47	.01	.07
Time deposits less than $250,000.67		.64	.51	.39	.38	.03	.29
Time deposits $250,000 or greater	.77	.71	.53	.33	.36	.06	.41
Brokered and wholesale time deposits	.92	1.07	1.07	1.03	.97	(.15)	(.05)
Other borrowings	.40	.52	.65	.76	1.69	(.12)	(1.29)
Total interest-bearing liabilities	.47%	.46%	.42%	.39%	.40%	.01%	.07%
Net interest spread	4.37%	4.91%	4.37%	4.84%	4.58%	(.54)%	(.21)%
Net interest margin	4.54%	5.08%	4.53%	4.99%	4.73%	(.54)%	(.19)%
Net interest margin excluding accretion income	3.57%	3.53%	3.48%	3.40%	3.52%	.04%	.05%

(1) Includes average nonaccrual loans of $8.6 million for 3Q16, $10.0 million for 2Q16, $8.9 million for 1Q16, $6.5 million for 4Q15, and $5.9 million for 3Q15.
(2) Interest income or expense annualized for the applicable period.
(3) Reflects taxable equivalent adjustments using the federal statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amount to $0 for 3Q16, $2,000 for 2Q16, $2,000 for 1Q16, $3,000 for 4Q15, and $4,000 for 3Q15.
(4) Reflects taxable equivalent adjustments using the federal statutory tax rate of 35% in adjusting tax-exempt loan interest income to a fully taxable basis. The taxable equivalent adjustments included above amount to $142,000 for 3Q16, $113,000 for 2Q16, $165,000 for 1Q16, $134,000 for 4Q15, and $179,000 for 3Q15.

State Bank Financial Corporation
3Q16 Financial Supplement: Table 8
Reconciliation of Non-GAAP Measure (1)
Quarterly (Unaudited)

	3Q16	2Q16	1Q16	4Q15	3Q15

Book value per common share reconciliation
Tangible book value per common share	$13.99	$13.77	$13.49	$13.22	$13.78
Effect of goodwill and other intangibles	1.22	1.23	1.24	1.25	1.10
Book value per common share (GAAP)	$15.21	$15.00	$14.73	$14.47	$14.88

(1) This press release includes tangible book value per common share, a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The tangible book value measure is a non-GAAP measure and excludes the effect of the period end balance of intangible assets. Management believes that this non-GAAP tangible measure provides additional useful information, particularly since this measure is widely used by industry analysts for companies with prior merger and acquisition activities.

Reconciliations of this non-GAAP financial measures to the most directly comparable GAAP financial measure is presented in the accompanying table. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. This non-GAAP financial measure should not be considered as a substitute for GAAP financial measures, and the Company strongly encourages investors to review the GAAP financial measures included in this press release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this press release with other companies’ non-GAAP financial measures having the same or similar names.